Exhibit 10.24
nanometrics

EXECUTIVE PERFORMANCE BONUS PLAN
General
The Executive Performance Bonus Plan (the “Plan”) is intended to motivate senior executives to achieve corporate objectives relating to the performance of Nanometrics or one of our business units as established by the Compensation Committee, and to reward them when those objectives are achieved, thereby tying performance to stockholder value. If the set corporate objectives are met and awards are payable, such awards will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Administration
The Executive Performance Bonus Plan is administered by the Compensation Committee of the Board of Directors or the Outside Directors (as defined in Section 162(m) of the Internal Revenue Code) of our Board of Directors (“Plan Administrator”). Among other things, the Plan Administrator will have the authority to select participants in this Plan, to determine the performance goals, award amounts and other terms and conditions of awards under this Plan. The Plan Administrator also will have the authority to establish and amend rules and regulations relating to the administration of this Plan. All decisions made by the Plan Administrator in connection with this Plan will be made in the Plan Administrator's sole discretion and will be final and conclusive. The Plan Administrator will administer the Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code and applicable Treasury Regulations thereunder.
Eligibility
The Plan Administrator has the sole authority to designate participants in this Plan. No person is automatically entitled to participate in the Executive Performance Bonus Plan. Only executives designated by the Plan Administrator are eligible to participate in this Plan.
Terms of Awards
Awards under this Plan will be payable following the end of the applicable performance period, based upon the achievement of performance goals established by the Plan Administrator for such performance period. The Plan Administrator will establish performance goals based on some or all of the performance criteria set forth in this Plan. Prior to the earlier of (i) 90 days following the commencement of the applicable performance period (or of any interim period related to interim goals established by the Plan Administrator) or (ii) the passage of 25% of the duration of such performance period (or such interim period) and while the outcome is substantially uncertain, the Plan Administrator will establish in writing the performance goals for each award and the threshold, target and maximum amount of the award, as applicable, that will be earned if the performance goals are achieved at the corresponding level.
The total incentive opportunity is expressed as a percentage of the participant's base salary as approved by the Compensation Committee of the Board of Directors. Base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year.

After the end of the performance period, the Plan Administrator will certify in writing the extent to which the performance goals were achieved during the performance period and determine the amount of the award that is payable. The Plan Administrator will have the discretion to determine that the actual amount paid with respect to an award will be equal to or less than (but not greater than) the maximum payout calculated for awards made under this Plan. The maximum payout for awards made under this Plan to any participant in any one calendar year is $6 million. The amounts that will be paid out, if any, under the Plan are not currently determinable.
Bonus awards will be pro-rated in the case of an executive joining after the start of the performance period. A participant must be a regular employee of the Company on the last day of the performance period to earn any bonus under the Plan; provided, however that if the regular employment of a participant ends before the end of the performance period because of death, disability or termination of employment, the participant will be paid a pro-rata portion of the bonus, if any, that otherwise would have been payable under this Plan based upon the actual achievement of the performance goals applicable during the performance period in which such termination of employment occurs, unless the Plan Administrator determines in its sole discretion that payment is not appropriate. Any such pro rated bonus payment will be paid at the same time as other bonus payments with respect to the applicable performance period.
Performance Criteria
Pursuant to the terms of this Plan, the Plan Administrator will establish in writing one or more objective performance goals based on the attainment of specified levels of one of or any combination of the following "performance criteria" for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; net earnings; book value per share; operating income (including or excluding taxes, depreciation, amortization, extraordinary items, restructuring charges or other expenses); pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; revenue; margins including gross margin or specific product margins; return on stockholder equity or average stockholder's equity; return on assets; return on net assets; debt; debt reduction; debt levels; expenditures; debt plus equity; market or economic value added; stock price appreciation; expenses; cost control; strategic initiatives; market share; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, customer satisfaction; and services performance, cash management or asset management metrics.
Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the performance criteria described above or relative to the performance of other companies, the industry or a sector of the industry. Performance may be measured by adjusting the evaluation of performance either in accordance with U.S. generally accepted accounting principles (“GAAP”) or on a non-GAAP basis as specified in the performance goal.
The Plan Administrator may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company's annual report to stockholders for the applicable year, (vi) mergers, acquisitions or divestitures, (vii) foreign exchange gains and losses and (viii) gains and losses on asset sales. These inclusions or exclusions will be prescribed in a form that satisfies the requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.
The performance goals may be based on (i) absolute target values, (ii) growth, maintenance or limiting losses (iii) values relative to peers or indices, or (iv) one or more goal categories compared to a prior period, and may include goals for interim periods within the performance period designated by the Plan Administrator. Goals may differ for each participant.
Program Payments
Bonus payments, if any, under the Plan will be paid as soon as administratively feasible after the Plan Administrator certifies the extent to which the performance goals were achieved during the applicable performance period and determines the amount of the awards payable, but in no event later than March 15 immediately following the last day of the performance period to which such payments relate. Bonus payments are expected to be made within 75 days following the end of the applicable performance period. The Plan Administrator will determine within the timeframe specified in this Plan the amount of the awards that will be paid to each plan participant if the specified performance goals are met and the method by which such amounts will be calculated. No amount is due and owing to any participant until the Plan Administrator has approved the bonus payment, and no bonus payment will be made unless and until the Plan Administrator has certified in writing regarding the achievement of the performance goals as required by Section 162(m) of the Internal Revenue Code.
Term of the Plan
The Executive Performance Bonus Plan shall first apply in 2013 should our stockholders approve the Plan and will continue until the earlier of (i) the date as of which the Plan Administrator terminates the Plan or (ii) the last day of the fiscal year ending in 2016 unless it is again approved by our stockholders prior to such day.
Amendment and Termination
The Compensation Committee may amend, modify suspend or terminate the Executive Performance Bonus Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for the performance period or cause compensation that is, or may become, payable under the Executive Performance Bonus Plan to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Section 409A of the Internal Revenue Code
It is intended that this Plan and any awards granted under this Plan either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Internal Revenue Code and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted under this Plan to incur additional taxes under Section 409A of the Internal Revenue Code shall have no force or effect until amended by the Plan Administrator to comply with Section 409A of the Internal Revenue Code, and such amendment may be retroactive to the extent permitted by Section 409A of the Internal Revenue Code.
Unfunded Obligation

The Company's obligations under this Plan will, in every case, be an unfunded and unsecured promise. Participants' rights as to the benefit under this Plan shall be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under this Plan.